Exhibit (h)(xi)

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”), effective as of October 16, 2023 (the “Effective Date’) is entered into between Ernst & Young LLP, a Delaware limited liability partnership (“EY”) and each of the Calamos Trusts listed on Appendix 2 hereof, on behalf of any current or future series of such Calamos Trusts (collectively, the “Client”).

Structure

1.	This Agreement sets out the contractual structure for the provision of services (“Services”) by EY to Client. EY will perform the Services described in separate Statements of Work entered into between the parties that incorporate the terms of this Agreement as well as the terms of any applicable Module(s) to form a separate and independent contract (“Contract”).

2.	For the purposes of any Contract, (a) “Client” in such Contract (including in this Agreement and the applicable Module(s) as incorporated into such Contract) means the Client Entity that executes the applicable Statement of Work, and (b) "party" means either EY or such Client Entity.

3.	If there is any inconsistency between provisions in different parts of a Contract, those parts shall have precedence as follows (unless expressly agreed otherwise): (a) the applicable Statement of Work and any annexes thereto, (b) any applicable Module, (c) this Agreement, and (d) other annexes to a Contract.

Definitions

4.	The following terms are defined as specified below:

(a)	“AICPA” means the American Institute of Certified Public Accountants.

(b)	“Client Affiliate" means an entity that controls, is controlled by, or is under common control with, Client.

(c)	“Client Entity” means Client or a Client Affiliate.

(d)	“Client Information” means information obtained by EY from Client or from a third party on Client’s behalf.

(e)	“Deliverables” means any advice, communications, information, technology or other content that EY provides under this Agreement.

(f)	“EY Firm” means a member of the EY network and any entity operating under a common branding arrangement with a member of the EY network.

(g)	“EY Persons” means EY’s or any other EY Firm’s subcontractors, members, shareholders, directors, officers, partners, principals or employees.

(h)	“Internal Support Services” means internal support services utilized by EY, including but not limited to: (a) administrative support, (b) accounting and finance support, (c) network coordination, (d) IT functions including business applications, system management, and data security, storage and recovery, and (e) conflict checking, risk management and quality reviews.

EY LLP Main Agreement 2023	Confidential
Calamos Trusts
Contract ID: 703391

MASTER SERVICES AGREEMENT

(i)	“Module” means a module, supplemental to this Agreement, entered into by the parties and containing further terms applicable to a particular type of Services.

(j)	“Personal Data” means Client Information relating to identified or identifiable natural persons or that is otherwise considered to be “personal data,” “personal information” or similar term under applicable data protection laws.

(k)	“Report” means a Deliverable (or any portion of a Deliverable) issued on EY letterhead or under the EY brand or otherwise identifiable as being prepared by or in association with EY, any other EY Firm or EY Person.

(l)	“Statement of Work” means a document, incorporating this Agreement and any applicable Module, entered into by the parties describing particular Services that EY will perform.

(m)	“Support Providers” means external service providers of EY and other EY Firms and their respective subcontractors.

(n)	“Tax Advice” means tax matters, including tax advice, tax opinions, tax returns or the tax treatment or tax structure of any transaction to which the Services relate.

Provision of the Services

5.	EY will provide the Services using reasonable skill and care in accordance with applicable professional standards, including those established by the AICPA.

6.	EY may subcontract a portion of the Services to one or more EY Firms and, only upon Client’s prior written consent, to other third parties, who may deal with Client directly. EY will remain solely responsible to Client for the performance of the Services. From time to time, non-CPA personnel may perform the Services.

7.	EY will act as an independent contractor and not as Client’s employee, agent or partner. Client will remain solely responsible for management decisions relating to the Services and for determining whether the Services are appropriate for its purposes. Client shall assign qualified personnel to oversee the Services, as well as the use and implementation of the Services and Deliverables.

8.	Client agrees to promptly provide to EY (or cause others to so provide) Client Information, resources and assistance (including access to records, systems, premises and people) that EY reasonably requires to perform the Services.

9.	To the best of Client’s actual knowledge, Client Information will be accurate and complete in all material respects. EY will rely on Client Information and, unless EY expressly agrees otherwise in writing, EY will have no responsibility to verify it. The provision of Client Information (including Personal Data), resources and assistance to EY will be in accordance with applicable law and will not infringe any copyright or other third-party rights.

EY LLP Main Agreement 2023	Confidential
Calamos Trusts
Contract ID: 703391

MASTER SERVICES AGREEMENT

Deliverables

10.	All Deliverables are intended for Client’s use in accordance with the Contract under which they are provided.

11.	Client may not rely on any draft Deliverable. EY shall not be required to update any final Deliverable as a result of circumstances of which EY becomes aware, or events occurring, after its delivery.

12.	Unless otherwise provided for in a Contract, Client may not disclose a Report (or any portion or summary of a Report), or refer to EY or to any other EY Firm or EY Person in connection with the Services, except:

(a)	to a Client Affiliate (subject to these disclosure restrictions);

(b)	to Client’s lawyers (subject to these disclosure restrictions), who may review it only in connection with advice relating to the Services;

(c)	to Client’s independent auditors (subject to these disclosure restrictions) who may review it only in connection with their audit;

(d)	to the extent, and for the purposes, required by applicable law (and Client will promptly notify EY of such legal requirement to the extent Client is permitted to do so);

(e)	to other persons (with EY’s prior written consent), who may use it only as specified in such consent; or

(f)	to the extent it contains Tax Advice.

If Client discloses a Report (or a portion thereof), Client shall not alter, edit or modify it from the form provided by EY. Client shall inform those to whom it discloses a Report (other than disclosure of Tax Advice to tax authorities) that they may not rely on it for any purpose without EY’s prior written consent. Subject to the foregoing, Client is not prohibited by this Section 12 from using Deliverables that do not qualify as Reports in communication with third parties provided that: (i) there is no reference to, or communication of, EY’s or any other EY Firm’s involvement in the development of such Deliverables, and (ii) Client assumes sole responsibility for such use and communication.

EY LLP Main Agreement 2023	Confidential
Calamos Trusts
Contract ID: 703391

MASTER SERVICES AGREEMENT

Limitations

13.	As part of the parties’ arrangements, the parties have mutually agreed the following limitations of liability (which also apply to others for whom Services are provided under any Contract):

(a)	Neither party will be responsible, in contract or tort, under statute or otherwise, for any amount with respect to loss of profit, data or goodwill, or any other consequential, incidental, indirect, punitive or special damages in connection with claims arising out of a Contract or otherwise relating to the Services, whether or not the likelihood of such loss or damage was contemplated.

(b)	Client (and any others for whom Services are provided) may not recover from EY, in contract or tort, under statute or otherwise, aggregate damages in excess of the fees actually paid for the Services that directly caused the loss under the respective Contract. This cap is an aggregate cap across all claims under such Contract.

(c)	Client shall make any claim relating to the Services or otherwise under a Contract no later than two (2) years after Client became aware (or ought reasonably to have become aware) of the facts giving rise to any alleged such claim and in any event, no later than two (2) years after the completion of the particular Services.

14.	The limitations set out in Sections 13(b) and (c) above will not apply to losses or damages caused by EY’s fraud or willful misconduct or to the extent prohibited by applicable law or professional regulations.

15.	Client (and any others for whom Services are provided under a Contract) may not make a claim or bring proceedings relating to the Services or otherwise under a Contract against any other EY Firm or EY Person. Client shall make any claim or bring proceedings only against EY.

No Responsibility to Third Parties

16.	Unless specifically otherwise agreed with Client in writing, EY’s responsibility for performance of the Services is to Client and Client alone. Should any Deliverable be disclosed, or otherwise made available, by or through Client (or at Client’s request) to a third party (including but not limited to permitted disclosures to third parties under Section 12 of this Agreement), Client agrees to indemnify EY, as well as the other EY Firms and the EY Persons, against all claims by third parties, and resulting liabilities, losses, damages, costs and expenses (including reasonable external and internal legal costs) arising out of such disclosure. To the fullest extent permitted by applicable law and professional regulations, EY shall indemnify, hold harmless, and defend Client and its officers, directors, employees, agents, affiliates, successors and permitted assigns (collectively, the "Client Indemnified Parties") against all claims by third parties and resulting liabilities, losses, damages, costs and expenses (including reasonable legal costs) arising out of (a) any bodily injury to or death of, or any physical damage to tangible property of, any Client Indemnified Parties to the extent that such injury or damage results from the negligent or intentionally wrongful act or omission of EY in connection with the Services, or (b) the infringement by any Deliverable upon any copyright, trademark, trade secret or U.S. patent of a third party, provided that EY shall have no indemnification obligation under clause (b) of this paragraph to the extent that the infringement arises out of or results from Client Information, use of Deliverables other than as contemplated in this Agreement and the applicable Contract, any modification to the Deliverables by anyone other than EY, or EY's compliance with Client’s designs, specifications, requests or instructions in the creation of the Deliverables.

EY LLP Main Agreement 2023	Confidential
Calamos Trusts
Contract ID: 703391

MASTER SERVICES AGREEMENT

Intellectual Property Rights

17.	Each party retains its rights in its pre-existing intellectual property. Except as set out in the applicable Contract, any intellectual property developed by EY, and any working papers compiled in connection with the Services (but not Client Information contained in them), shall be the property of EY.

18.	Client’s right to use Deliverables under a Contract arises following payment for the Services.

Confidentiality, Data Protection & Security

19.	Except as otherwise permitted by a Contract, neither party may disclose to third parties any information (other than Tax Advice) provided by or on behalf of the other that ought reasonably to be treated as confidential (including, in the case of EY, Client Information). Either party may, however, disclose such information to the extent that it:

(a)	is or becomes public other than through a breach of a Contract;

(b)	is subsequently received by the recipient from a third party who, to the recipient’s knowledge, owes no obligation of confidentiality to the disclosing party with respect to that information;

(c)	was known to the recipient at the time of disclosure or is thereafter created independently;

(d)	is disclosed as necessary to enforce the recipient’s rights under this Agreement; or

(e)	must be disclosed under applicable law, legal process or professional regulations.

20.	EY uses other EY Firms, EY Persons and Support Providers who may have access to Client Information in connection with delivery of Services as well as to provide Internal Support Services. EY shall be responsible for any use or disclosure of Client Information by other EY Firms, EY Persons or Support Providers to the same extent as if EY had engaged in the conduct itself.

21.	Client agrees that Client Information, including Personal Data, may be processed by EY, other EY Firms, EY Persons and their Support Providers in various jurisdictions in which they operate (EY office locations are listed at www.ey.com). Client Information, including any Personal Data, will be processed in accordance with laws and professional regulations applicable to EY, and appropriate technical and organizational security measures designed to protect such information will be implemented. EY will also require any Support Provider that processes Personal Data on its behalf to provide at least the same level of protection for such Personal Data as is required by such legal and regulatory requirements. If Personal Data relating to a data subject in the UK, European Union or Switzerland (collectively, “European Personal Data”) is required for EY to perform the Services, the parties agree to negotiate in good faith a data transfer addendum intended to validate the transfer of such European Personal Data by Client to EY prior to such transfer. Transfer of Personal Data among members of the EY network is subject to the EY Binding Corporate Rules Program available at www.ey.com/bcr. Further information about EY’s processing of Personal Data is available at www.ey.com/privacy.

EY LLP Main Agreement 2023	Confidential
Calamos Trusts
Contract ID: 703391

MASTER SERVICES AGREEMENT

22.	To the extent permitted by applicable law, regulation or governmental directive, EY will notify Client without undue delay in the event of loss, unauthorized disclosure or unauthorized or unlawful processing of Personal Data and provide Client with relevant information about the nature and extent of the event.

23.	In certain circumstances, individuals may have the right under applicable data protection law to access, correct, erase, port, restrict or object to the processing of their personal data. Such requests may be sent to privacy.office@ey.com. To the extent permitted by law, regulation or governmental directive, EY will notify Client without undue delay upon receipt of any verifiable request from a data subject or supervisory authority relating to a Personal Data right. If EY is required to provide Personal Data in response to such verifiable request, or to a request from Client, providing that data will be part of the Services and, to the extent permitted by applicable law, Client will be responsible for EY’s reasonable charges incurred in doing so.

24.	As a professional services firm, EY is required to exercise its own judgment in determining the purposes and means of processing any Personal Data when providing the Services. Accordingly, unless otherwise specified in a Contract, when processing Personal Data subject to the General Data Protection Regulation or other applicable data protection law (including, without limitation, state data protection (e.g., the California Consumer Privacy Act)), EY acts as an independent controller (or similar status that determines the purposes and means of processing), and not as a processor under Client’s control (or similar status acting on behalf of Client) or as a joint controller with Client. For Services where EY acts as a processor processing Personal Data on Client’s behalf, the parties will agree appropriate data processing terms in the applicable Statement of Work.

25.	EY and other EY Firms may retain and use Client Information for benchmarking, analytics, research and development, thought leadership and related purposes, and to enhance their services, provided that any use does not externally identify, or make reference to, Client. In all such matters, EY and other EY Firms will comply with applicable law and professional obligations.

26.	If Client requires EY to access or use Client or third-party systems or devices, EY shall have no responsibility for the confidentiality, security or data protection controls of such systems or devices, or for their performance or compliance with Client requirements or applicable law.

27.	EY may provide Client access to use certain data, software, designs, utilities, tools, models, systems and other methodologies and know-how that EY owns or licenses for the purpose of Client’s receipt of the Services or as otherwise expressly agreed in writing by EY (“EY Tools”). Client shall be responsible for compliance by all Client personnel and third parties acting on Client’s behalf with the terms applicable to the use of such EY Tools. As between EY and Client, EY (or another EY Firm) owns all right, title, interest, and all intellectual property rights in and to the EY Tools, including any enhancements, modifications, and derivative work thereof.

License to EY Tools During the Statement of Work Term: To the extent that EY provides Client access to any EY Tools during the term of an applicable Statement of Work, EY hereby grants to Client a nonexclusive, paid-up, internal license, during the term of the applicable Statement of Work, to use, execute, and display the EY Tools, for the sole purpose of Client’s receipt of the Services from EY under the applicable Statement of Work.

EY LLP Main Agreement 2023	Confidential
Calamos Trusts
Contract ID: 703391

MASTER SERVICES AGREEMENT

License to EY Tools After the Statement of Work Term: EY may allow Client to use certain EY Tools, after the term of an applicable Statement of Work, for the sole purpose of Client’s use and receipt of the benefit of the Services provided by EY under such Statement of Work. Any EY Tools that EY allows Client to use after the term of such Statement of Work will be identified in the Statement of Work as a “Leave Behind EY Tool.” With respect to such an identified Leave Behind EY Tool, to the extent permitted by applicable law and professional regulations, EY hereby grants to Client a nonexclusive, paid-up, internal license, to use, execute, and display the Leave Behind EY Tool, after the term of the Statement of Work, for the sole purpose of Client’s use and receipt of the benefit of the Services provided by EY under the Statement of Work.

EY Tools Disclaimers and Acknowledgments: Client’s use of any EY Tools may be subject to additional terms, which EY will provide to Client in writing. Client acknowledges that EY may at any time, modify, replace, direct Client to discontinue use of any EY Tools, or otherwise revoke, limit or condition Client’s access and right to use any EY Tools. ALL EY Tools are provided “as is” and without any warranties of any kind, express or implied, including, without limitation, any implied warranty of title, merchantability or fitness for any particular purpose or use, or any warranty that the operation of EY ToolS will be uninterrupted, error free or that EY TOOLS will be or remain compatible with any of Client's hardware or software. in no event shall ey be liable for loss of or damage to client’s data resulting from the client’s use of the ey tools. Client shall not decompile, disassemble or otherwise reverse engineer the EY Tools, unless authorized by law or the relevant regulatory agency. Client shall not sell, lease, assign or otherwise transfer any portion of the EY Tools.

Compliance

28.	In connection with their respective rights and obligations under a Contract, EY and Client each will comply with all laws, rules, and regulations of any jurisdiction applicable to it from time to time concerning or relating to: (i) bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act (“FCPA”); (ii) anti-money laundering, including, without limitation the Bank Secrecy Act of 1970 and the USA PATRIOT Act of 2001, and (iii) economic or financial sanctions, export controls, trade embargoes or other similar prohibitions or restrictions on activity imposed by a government authority having jurisdiction over such party, including without limitation the U.S. Office of Foreign Assets Control (“OFAC”) sanctions and the U.S. Export Administration Regulations (“EAR”) (collectively, “Sanctions Laws”). Client represents that it is not, nor is it 50% or more owned or otherwise controlled by a person or persons, subject to Trade Restrictions. The term “subject to Trade Restrictions,” as applied to a person, means that such person falls into one or more of the following categories: (i) an individual located or ordinarily resident in, or an entity legally organized in a country listed on, any embargoed country list maintained by an applicable jurisdiction; (ii) an individual or entity listed on or covered by, or an entity 50% or more owned or otherwise controlled by a person or persons listed on or covered by, any sanctions asset blocking list, export denial list or other prohibited transactions list, directive, rule or regulation maintained or issued by an applicable jurisdiction; or (iii) an individual or entity engaged in activities prohibited by the export controls or sanctions laws and regulations of an applicable jurisdiction. If Client, or any agent, owner, investor, manager, partner, director, or officer of Client or any beneficiary of the Services (including, without limitation, any affiliate of Client), is or becomes subject to Trade Restrictions or if any of Client’s representations in this Section otherwise cease to be true at any time, then Client shall notify EY immediately in writing. If Client is an investment fund or fund manager, Client represents that no limited partner or other partner, manager or investor within the fund is subject to Trade Restrictions (unless disclosed to EY in writing) and that the Services are not being used for the specific benefit of any party subject to Trade Restrictions. Client further represents that Client is not aware of any facts or circumstances that would cause EY, which is a U.S. person, to be in violation of any Sanctions Laws (including, without limitation, OFAC sanctions) in its performance of the Services. Client shall not use the Services to circumvent, or facilitate any violation of, export controls or Sanctions Laws, or to facilitate any transaction with any person subject to Trade Restrictions. Notwithstanding anything to the contrary in a Contract, in the event that (1) any of Client’s representations in this Section cease to be true at any time for any reason (including, without limitation, any change in applicable law), (2) Client otherwise breaches any of the provisions of this Section, or (3) EY determines any Services can no longer be performed as contemplated by a Contract due to the effects of Sanctions Laws or other applicable legal or regulatory restrictions on trade, then in each such case EY may immediately terminate a Contract, or any particular Services, in whole or in part. EY shall use commercially reasonable efforts to notify Client of any Services that will no longer be provided as a result of any termination pursuant to this Section; provided that any failure to give any such notice shall not limit or otherwise affect the effectiveness of any such termination.

EY LLP Main Agreement 2023	Confidential
Calamos Trusts
Contract ID: 703391

MASTER SERVICES AGREEMENT

Fees and Expenses Generally

29.	Client shall pay EY’s professional fees and specific expenses in connection with the Services as detailed in the applicable Contract. Client shall also reimburse EY for other reasonable expenses incurred in performing the Services. EY’s fees are exclusive of taxes or similar charges, as well as customs, duties or tariffs imposed in respect of the Services, all of which Client shall pay (other than taxes imposed on EY’s income generally). Unless otherwise set forth in the applicable Contract, payment is due within thirty (30) days following the date of Client’s receipt of each of EY’s invoices.

30.	EY may charge additional professional fees if events beyond its control (including Client’s acts or omissions) affect EY’s ability to perform the Services as agreed in the applicable Contract, or if Client asks EY to perform additional tasks.

31.	If EY is required by applicable law, legal process or government action to produce information or personnel as witnesses with respect to the Services or a Contract, Client shall reimburse EY for any professional time and expenses (including reasonable external and internal legal costs) incurred to respond to the request, unless EY is a party to the proceeding or the subject of the investigation.

Force Majeure

32.	Neither party shall be liable for breach of a Contract (other than payment obligations) caused by circumstances beyond such party’s reasonable control.

Term and Termination

33.	A Contract applies to all Services associated with such Contract whenever performed (including before the date of the applicable Contract).

34.	A Contract shall terminate on the completion of the Services associated with such Contract. Except as otherwise set forth in the applicable Contract, either party may terminate a Contract, or any particular Services, upon thirty (30) days’ prior written notice to the other. In addition, EY may terminate a Contract, or any particular Services, immediately upon written notice to Client if EY reasonably determines that it can no longer provide the Services in accordance with applicable law or professional obligations.

35.	Client shall pay EY for all work-in-progress, Services already performed, and expenses incurred by EY up to and including the effective date of the termination or expiration of a Contract, as well as any applicable termination fees set forth in the applicable Contract. Payment is due within thirty (30) days following the date of Client’s receipt of the invoice for these amounts.

36.	The term of this Agreement will expire five (5) years following the Effective Date (the “Term”), unless the parties mutually agree to renew or extend it. For clarity, this Agreement shall survive with respect to any Contract entered into during the Term, even if such Contract remains in effect beyond the Term.

37.	The provisions of this Agreement, including Section 12 and otherwise with respect to Deliverables and Reports, that give either party rights or obligations beyond its termination shall continue indefinitely following the termination of this Agreement or applicable Contract.

Governing Law and Dispute Resolution

38.	This Agreement, any Contract under this Agreement, and any non-contractual matters or obligations arising out of a Contract or the Services, shall be governed by, and construed in accordance with, the laws of the state of New York applicable to agreements made, and fully to be performed, therein by residents thereof.

Except for a claim seeking solely injunctive relief, any dispute relating to a Contract or the Services shall be resolved as set forth in Appendix 1.

EY LLP Main Agreement 2023	Confidential
Calamos Trusts
Contract ID: 703391

MASTER SERVICES AGREEMENT

United States Specific Terms

39.	The U.S. Department of Labor (DOL) regulations, at 20 CFR § 655.734(a)(1)(ii)(A), require the posting of notice of a Labor Condition Application (LCA) in instances where individuals holding certain visas (e.g., H-1B) will be working onsite. Where applicable, EY and the Client will work together to develop an appropriate notice to enable compliance with this requirement.

Miscellaneous

40.	A Contract constitutes the entire agreement between the parties as to the Services and the other matters it covers, and supersedes all prior agreements, understandings and representations with respect thereto, including any previously agreed confidentiality agreements.

41.	Each party may execute this Agreement or a Contract, as well as any modifications to them, by electronic means, and each party may sign a different copy of the same document. Both parties must agree in writing to modify this Agreement or a Contract.

42.	Client agrees that EY and the other EY Firms may, subject to professional obligations, act for other clients, including Client’s competitors.

43.	Neither party shall assign any of its rights or obligations under this Agreement or a Contract in whole or in part without the prior written consent of the other party; provided, however, that EY may assign or novate any of its rights and obligations under this Agreement or a Contract in whole or in part to (i) any other EY Firm and/or (ii) any entity resulting from, or established as part of, a restructuring, sale or transfer of an EY Firm, in whole or in part, provided further that any such assignment or novation does not materially affect continuity of the Services. EY shall provide Client with notice of any such assignment or novation.

44.	If any provision of this Agreement or a Contract (in whole or part) is held to be illegal, invalid or otherwise unenforceable, the other provisions shall remain in full force and effect.

45.	Client acknowledges that the U.S. Securities and Exchange Commission regulations indicate that, where auditor independence is required, certain confidentiality restrictions related to tax structure may render the auditor to be deemed to be non-independent or may require specific tax disclosures. Accordingly, if and only to the extent that U.S. Securities and Exchange Commission auditor independence regulations apply to the relationship between Client or any of Client’s associated entities and any EY Firm, with respect to the tax treatment or tax structure of any transaction to which the Services relate, Client represents, to the best of its knowledge, as of the date of a Contract, that neither Client nor any Client Affiliate has agreed, either orally or in writing, with any other advisor to restrict Client’s ability to disclose to anyone such tax treatment or tax structure. Client agrees that the impact of any such agreement is its responsibility.

46.	EY and Client acknowledge that Client or a Client Affiliate (the “Local Client”) may seek to enter into an agreement with another EY Firm (the “Local EY Firm”) for the provision of services in another country (the “Local Services”). The parties agree that the Local Client and the Local EY Firm may enter into a local country agreement (the “Local Agreement”) for Local Services that incorporates the terms and conditions of this Agreement, subject to any modifications they deem appropriate under local law, regulation, professional standard, or local custom and practice. For clarity, in such event, (i) the Local Agreement shall govern all Local Services; and (ii) neither the Local Client nor the Local EY Firm will be deemed to be parties to this Agreement in connection with the Local Services.

EY LLP Main Agreement 2023	Confidential
Calamos Trusts
Contract ID: 703391

MASTER SERVICES AGREEMENT

47.	Client represents that Client Affiliates for whom Services are performed by EY in connection with a Contract shall be bound by the terms of such Contract.

48.	Neither party may use or reference the other’s name, logos or trademarks without its prior written consent, provided that EY may use Client’s name publicly to identify Client as a client in connection with specific Services or otherwise.

49.	The limitations in Sections 13 and 15 and the provisions of Sections 16, 21, 25 and 42 are intended to benefit the other EY Firms and all EY Persons, who shall be entitled to enforce them.

EY LLP Main Agreement 2023	Confidential
Calamos Trusts
Contract ID: 703391

MASTER SERVICES AGREEMENT

IN WITNESS WHEREOF, EY and Client each caused this Agreement to be signed and delivered by its duly authorized representative(s).

/s/ Ernst & Young LLP

AGREED:

Calamos Trusts, on behalf of itself and its affiliate(s)

By:	/s/ Thomas E. Herman

EY LLP Main Agreement 2023	Confidential
Calamos Trusts
Contract ID: 703391

MASTER SERVICES AGREEMENT

APPENDIX 1

Dispute Resolution Procedures

Mediation

A party shall submit a dispute to mediation by written notice to the other party or parties. The mediator shall be selected by the parties. If the parties cannot agree on a mediator, the International Institute for Conflict Prevention and Resolution (“CPR”) shall designate a mediator at the request of a party. Any mediator must be acceptable to all parties and must confirm in writing that the mediator is not, and will not become during the term of the mediation, an employee, partner, executive officer, director, or beneficial owner with significant influence over any EY Firm audit client.

The mediator shall conduct the mediation as the mediator determines, with the agreement of the parties. The parties shall discuss their differences in good faith and attempt, with the mediator’s assistance, to reach an amicable resolution of the dispute. The mediation shall be treated as a settlement discussion and shall therefore be confidential. The mediator may not testify for either party in any later proceeding relating to the dispute. The mediation proceedings shall not be recorded or transcribed.

Each party shall bear its own costs in the mediation. The parties shall share equally the fees and expenses of the mediator.

If the parties have not resolved a dispute within 90 days after written notice beginning mediation (or a longer period, if the parties agree to extend the mediation), the mediation shall terminate and the dispute shall be settled by arbitration. In addition, if a party initiates litigation, arbitration, or other binding dispute resolution process without initiating mediation, or before the mediation process has terminated, an opposing party may deem the mediation requirement to have been waived and may proceed with arbitration.

Arbitration

The arbitration will be conducted in accordance with the procedures in this document and the CPR Rules for Non-Administered Arbitration (“Rules”) as in effect on the date of the Agreement, or such other rules and procedures as the parties may agree. In the event of a conflict, the provisions of this document will control.

The arbitration will be conducted before a panel of three arbitrators, to be selected in accordance with the screened selection process provided in the Rules. Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of any of these procedures, shall be governed by the Federal Arbitration Act and resolved by the arbitrators. No potential arbitrator may be appointed unless the arbitrator has agreed in writing to these procedures and has confirmed in writing that the arbitrator is not, and will not become during the term of the arbitration, an employee, partner, executive officer, director, or beneficial owner with significant influence over any EY Firm audit client.

EY LLP Main Agreement 2023	Confidential
Calamos Trusts
Contract ID: 703391

MASTER SERVICES AGREEMENT

The arbitration panel shall have no power to award non-monetary or equitable relief of any sort or to make an award or impose a remedy that (i) is inconsistent with the agreement to which these procedures are attached or any other agreement relevant to the dispute, or (ii) could not be made or imposed by a court deciding the matter in the same jurisdiction. In deciding the dispute, the arbitration panel shall apply the limitations period that would be applied by a court deciding the matter in the same jurisdiction, and shall have no power to decide the dispute in any manner not consistent with such limitations period.

Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential. The parties and the arbitration panel may disclose the existence, content or results of the arbitration only in accordance with the Rules or applicable professional standards. Before making any such disclosure, a party shall give written notice to all other parties and shall afford them a reasonable opportunity to protect their interests, except to the extent such disclosure is necessary to comply with applicable law, regulatory requirements or professional standards.

The result of the arbitration shall be binding on the parties, and judgment on the arbitration award may be entered in any court having jurisdiction.

EY LLP Main Agreement 2023	Confidential
Calamos Trusts
Contract ID: 703391

MASTER SERVICES AGREEMENT

Appendix 2

Calamos Advisors Trust

Calamos ETF Trust

Calamos Investment Trust

Calamos Antetokounmpo Sustainable Equities Trust

Calamos Convertible Opportunities and Income Fund	03-0426532
Calamos Convertible and High Income Fund	02-0683363
Calamos Strategic Total Return Fund	04-3785941
Calamos Global Total Return Fund	20-3377281
Calamos Global Dynamic Income Fund	20-8819776
Calamos Dynamic Convertible and Income Fund	47-1549409
Calamos Long/Short Equity & Dynamic Income Trust	82-2860404
Calamos Merger Arbitrage Fund	93-1422103

EY LLP Main Agreement 2023	Confidential
Calamos Trusts
Contract ID: 703391
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